Exhibit 99.1

Kite Pharma Provides Update on KTE-C19 Clinical Trial

Kite KTE-C19 Trial on Track to Advance to Pivotal Phase 2

Kite to Host Conference Call and Webcast on August 17, 2015 at 9:00am Eastern Time

SANTA MONICA, Calif., August 17, 2015 (GLOBE NEWSWIRE) — Kite Pharma, Inc. (Kite) (Nasdaq:KITE) today provided an update from the Company’s ongoing Phase 1/2 clinical trial of KTE-C19 in patients with refractory aggressive non-Hodgkin’s lymphoma (NHL) who have failed prior chemotherapy treatments and have a poor prognosis. KTE-C19 is an investigational therapy in which a patient’s T cells are genetically modified to express a Chimeric Antigen Receptor (CAR) designed to target the antigen CD19, a protein expressed on the cell surface of B-cell lymphomas and leukemias.

In May, Kite announced that the first patient was treated with KTE-C19 in the Phase 1 portion of the trial and we have since treated multiple patients. Complete responses have been observed by investigators. The responses happened shortly after treatment was administered and Kite is monitoring these patients to determine durability of treatment. To date, toxicities associated with treatment have been similar to those observed in the National Cancer Institute’s study of anti-CD19 CAR T cell therapy. There was one patient death early in the study, which was determined to be unrelated to KTE-C19 by the study investigator. After appropriate discussions with the U.S. Food and Drug Administration (FDA), Kite continued to enroll and treat patients in its study and the study was never placed on clinical hold. Kite has submitted an abstract and plans to present top-line data from the Phase 1 portion of the trial at the upcoming 2015 American Society of Hematology (ASH) Annual Meeting, to take place in Orlando, FL, December 5-8, 2015.

“We are encouraged by the progress of the KTE-C19 clinical trial and excited by the responses we have seen so far. We believe the KTE-C19 clinical findings are in line with previous results demonstrating the potential of this promising therapeutic approach,” said Arie Belldegrun, M.D., FACS, Chairman, President and Chief Executive Officer of Kite. “In agreement with ASH, we have taken this exceptional step of providing an update on the trial in order to address recent misinformation in the market related to our clinical program. We are on track to transition to the Phase 2 portion of the trial and plan to present Phase 1 data at ASH later this year.”

Kite’s Phase 1/2 clinical trial of KTE-C19 is a single arm, open-label, multi-center study, designed to determine the safety and efficacy of KTE-C19 in patients with refractory diffuse large B-cell lymphoma (DLBCL), primary mediastinal B-cell lymphoma (PMBCL), or transformed follicular lymphoma (TFL). Upon completion of the Phase 1 portion of the study, Kite expects to proceed with the Phase 2 portion that will include a total of approximately 112 patients. Additional information about Kite’s Phase 1/2 study may be found at ClinicalTrials.gov, using Identifier NCT: 02348216.

Conference Call and Webcast Details

Kite will host a live conference call and webcast on Monday, August 17, 2015, at 9:00am Eastern Time to provide a corporate update. The live webcast and subsequent replay may be accessed by visiting the Company’s website at ir.kitepharma.com. Please connect to the Company’s website at least 5-10 minutes prior to the live webcast to ensure adequate time for any necessary software download. Alternatively, please call (844) 856-8656 (U.S.) or (443) 877-4062 (international) to listen to the live conference call. The conference ID number for the live call is 15633524. Please dial in approximately 10 minutes prior to the call. The webcast will be available on the Company’s website for two weeks following the call.

About Kite Pharma, Inc.

Kite Pharma, Inc., is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a primary focus on engineered autologous T-cell (eACT™) designed to restore the immune system’s ability to recognize and eradicate tumors. Kite is based in Santa Monica, CA.

Kite Pharma, Inc. Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The press release may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success and timing of the Phase 1/2 KTE-C19 clinical trial and the ability of Kite to present at ASH. Various factors may cause differences between Kite’s expectations and actual results as discussed in greater detail in Kite’s filings with the Securities and Exchange Commission, including without limitation in its Form 10-Q for the quarter ended June 30, 2015. Any forward-looking statements that are made in this press release speak only as of the date of this press release. Kite assumes no obligation to update the forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

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CONTACT: Kite Pharma

Cynthia M. Butitta

Chief Financial Officer and Chief Operating Officer

310-824-9999

For Media: Justin Jackson

For Investor Inquiries: Lisa Burns and Carol Werther

Burns McClellan

212-213-0006

jjackson@burnsmc.com

lburns@burnsmc.com

cwerther@burnsmc.com